UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                   FORM U-9C-3







                      QUARTERLY REPORT PURSUANT TO RULE 58
                             As of December 31, 2003







                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                                Atlanta, GA 30303

The Southern Company Form U-9C-3 for the quarter ended December 31, 2003 has been filed confidentially pursuant to Rule 104.